News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

LYNN MARTIN RETIRES FROM P&G BOARD

CINCINNATI, Jan. 15, 2010 – The Procter & Gamble Company (NYSE:PG) announced today that Lynn M. Martin, in accordance with the company’s customary retirement age for directors, will retire effective immediately.

The decision was approved at the January 12, 2010, meeting of P&G’s Board of Directors.  Ms. Martin, who has been a director since 1994, celebrated her 70th birthday last month.

“Lynn Martin has served P&G’s board with distinction for more than 15 years.  We have benefited greatly from her insights, counsel and leadership,” said Bob McDonald, P&G’s chairman of the board, president and chief executive officer.  “We will miss her, and wish her continued success.”

Ms. Martin served on P&G’s Governance & Public Responsibility and Innovation & Technology committees.

Ms. Martin is a former Professor at the J.L. Kellogg Graduate School of Management, Northwestern University and former Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters.  She also served as United States Secretary of Labor from 1991 to 1993. Prior to her tenure as Secretary of Labor, she was a member of the United States House of Representatives from 1981 to 1991.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 135,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contact:
Paul Fox, 513.983.3465